                                                                    Exhibit 13.2

                            ADMINISTRATION AGREEMENT


     THIS AGREEMENT is made as of the ____ day of ___________, 1998, by and between NICHOLAS-APPLEGATE MUTUAL FUNDS, a Delaware business trust, (the "Trust"), and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a Delaware corporation (the "Administrator").

                                   WITNESSETH:

     WHEREAS, the Trust is a diversified open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of the Trust's operations and the Administrator is willing to furnish such services;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the operations of the Trust and its various series for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees in performing its services hereunder to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law, the Trust's Declaration of Trust and Bylaws, prospectuses and statements of additional information, and the instructions of the Board of Trustees of the Trust.

     2. SERVICES ON A CONTINUING BASIS. The Administrator will perform on a regular basis (daily, weekly or as otherwise appropriate) all administrative services required for the operation of the Trust (other than those services provided by the Trust's adviser, distributor, custodian, transfer agent, accounting agent, independent accountants and legal counsel) including, without limitation, the following:

     (A) prepare and coordinate reports and other materials to be supplied to the Board of Trustees of the Trust as the officers of the Trustees of the Trust may request;

     (B) prepare, coordinate and/or supervise the preparation and filing of the following filings required by the federal securities laws (including, without limitation, periodic reports on Form N-SAR and Notices under 1940 Act Rule 24f-
2): periodic financial reports, shareholder reports and other regulatory reports or filings required of the Trust;

     (C) supervise and monitor the preparation of all required filings necessary to maintain the Trust's qualification and/or registration to sell shares of the series of the Trust in all states where the Trust currently sells, or intends to sell, shares of its series;

     (D) coordinate the preparation, printing and mailing of all materials (including, without limitation, Annual Reports and prospectuses) required to be sent to shareholders;

     (E) coordinate the preparation and payment of Trust related expenses;

     (F) monitor and oversee the activities of the Trust's servicing agents (including, without limitation, its transfer agent, custodian, and fund accountants);

     (G) monitor the calculation of the net asset value per share of each series on each business day, and review and adjust as necessary the Trust's daily expense accruals;

     (H) monitor the Trust's daily, monthly and periodic compliance with respect to the 1940 Act, Internal Revenue Code, Board of Trustees and prospectus guidelines, restrictions and policies;

     (I) send periodic information (including, without limitation, performance figures) to service organizations that compile and track investment company information;

     (J) assist the Trust's custodian, investment adviser, and sub-advisers, accounting agent, counsel and auditors as required to carry out the business and operations of the Trust;

     (K) oversee the maintenance by the Trust's custodian and accounting agent of the books and records pertaining to the Trust under the 1940 Act, and maintain such other books and records (other than those required to be maintained by the Trust's adviser and sub-advisers) as may be required by law or may be required for the proper operation of the Trust (which other books and records shall be the property of the Trust, shall be surrendered promptly to the Trust upon its request, and shall be preserved for the periods required by the 1940 Act).

     (L) perform such additional services as may be agreed upon by the Trust and the Administrator.

     3. RESPONSIBILITY OF THE ADMINISTRATOR. The Administrator shall be under no duty to take any action on behalf of the Trust or its series except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. RELIANCE UPON INSTRUCTIONS. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Trustees of the Trust or from a person duly authorized by the Board of Trustees to give oral or written instructions on behalf of the Trust, and, subject to the provisions of Section 3 hereof, shall incur no liability to the Trust or the Trust's Advisor in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Trust.

     5. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its series and all prior, present or potential shareholders of each series of the Trust, except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     6. EQUIPMENT FAILURES. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions at no cost to the Trust.

     7. EXPENSES ASSUMED AS ADMINISTRATOR. Except as otherwise stated in this Agreement, the Administrator shall pay all expenses incurred by it in performing its services and duties hereunder as Administrator except for postage, telephone, courier and messenger services, copying, costs of attending meetings of the Board of Trustees and other travel specific to the requirements of the Trust, and any filing or other fees paid by the Administrator to federal or state securities authorities or self-regulatory organizations under applicable laws or regulations. The Trust will bear all other expenses incurred in the operation of the Trust (other than those borne by its custodian, investment adviser and sub-advisers, distributor, accounting agent and transfer agent), including, without limitation, taxes, interest, brokerage fees and commissions, fees of disinterested Trustees, SEC fees, state blue sky and registration and qualification fees, advisory fees, charges of the custodians, transfer agents and accounting agents, insurance premiums, outside auditing and legal expenses, costs of maintaining Trust existence, shareholder services expenses, costs of printing and distributing prospectuses and supplements and amendments thereto necessary for the continued effective registration of the Trust shares under federal and state securities laws, costs of printing and distributing prospectuses and supplements and amendments thereto for existing shareholders of the Trust, and costs of shareholders' reports and meetings. It is understood that certain distribution and shareholder servicing expenses may be paid by the Trust as provided in any plan which may in the sole discretion of the Trust be adopted in accordance with Rule 12b-1 under the 1940 Act or otherwise, and that such expenses will be paid apart from any fees paid under this Agreement.

     8. COMPENSATION. As compensation for services rendered to the Trust by the Administrator during the term of this Agreement, the Trust will pay the Administrator monthly a fee at an annual rate of 0.05% of the first $100 million of the Trust's average net assets, 0.04% of the next $150 million, 0.03% of the next $300 million, 0.02% of the next $300 million and 0.01% thereafter, subject to a $40,000 annual minimum per series of the Trust.

     9. INDEMNIFICATION. The Trust agrees to indemnify and hold harmless the Administrator and its officers, directors and employees from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Trustees of the Trust, provided that the Administrator will not be indemnified against any liability to the Trust, the shareholders of any series of the Trust or to any third party (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Trust and each of its Trustees, officers, and employees and shareholders from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

     Pursuant to the Trust's Declaration of Trust, no Trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever, in his or her official or individual capacity, to any person, including the Administrator, other than to the Trust or its shareholders, in connection with Trust property or the affairs of the Trust, save only that arising from his or her bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duty to such person; and all such persons shall look solely to the Fund property for satisfaction of claims of any nature against a Trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust. Moreover, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets and property of such series only, and not against the assets and property of any other series of the Trust.

     10. DURATION AND TERMINATION. This Agreement shall continue until termination by the Trust (through the Board of Trustees) or the Administrator on 60 days' written notice to the other. All notices and other communications hereunder shall be in writing.

     11. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     12. NOTICES. All notices and other communications shall be in writing and personally delivered, sent by registered or certified mail, return receipt requested, or communicated by telegram, telex or facsimile transmissions, (i) if to the Administrator, at 2025 E. Financial Way, Suite 101, Glendora, CA 91741,
Facsimile: (626) 852-1039 or (ii) if to the Trust, at 600 West Broadway, San Diego, CA 92101, Facsimile: (619) 687-8099, or such other address as a party may specify by written notice to the other party. Each such notice shall be treated as having been given when personally delivered or transmitted by telegram, telex or facsimile transmission or, if mailed, on the earlier of actual receipt or three days after deposit in the U.S. mail.

     13. MISCELLANEOUS. This Agreement, together with any exhibits, appendices or attachments hereto, embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in California and governed by California law (without regard to principles of conflicts of law). If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.


NICHOLAS-APPLEGATE MUTUAL FUNDS


By:
    -------------------------------------
Title:
       ----------------------------------

INVESTMENT COMPANY ADMINISTRATION
CORPORATION


By:
    -------------------------------------
Title:
       ----------------------------------



                                       5